Exhibit 99.1

COLE NATIONAL ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2003 RESULTS

     Cleveland, Ohio, April 13, 2004 — Cole National Corporation (NYSE: CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation’s largest providers of managed vision care benefits, today announced results for the fourth quarter and fiscal year ended January 31, 2004. The Company filed its Form 10-K for the fiscal year on April 12, 2004.

Financial and Operating Highlights

•	Fourth quarter revenue rose to $309.4 million from $294.8 million in last year’s fourth quarter. The Company reported fourth quarter net income of $4.2 million, or $0.25 per diluted share, compared to net income of $1.6 million, or $0.10 per share, for the same period in 2002.

•	For fiscal 2003, revenue rose to $1,201.8 million from $1,148.1 million. The Company reported a net loss of $10.7 million, or $0.65 per diluted share, compared to a net loss of $5.1 million, or $0.32 per diluted share, for fiscal 2002.

•	The fourth quarter’s pre-tax results include $5.0 million in unusual items — including expenses related to the Company’s proposed merger with Luxottica S.p.A. — compared to $6.9 million in last year’s fourth quarter. For fiscal 2003, unusual items totaled $26.8 million compared to $9.4 million for fiscal 2002.

•	Pre-tax results for fiscal 2003 include a non-cash compensation expense of $3.2 million relating to the increase in value of vested stock options which have a provision permitting option holders to exercise options on a net basis without cash. The exercise of options utilizing this provision in 2003 created an arrangement that requires variable accounting for all outstanding vested options which have this provision, beginning with the third quarter of fiscal 2003. The Company has filed a Form 10-Q/A for the third quarter to reflect this change.

•	Overall, same store sales in the Company’s vision segment increased 4.4% in the fourth quarter and 3.8% for the fiscal year.

•	Same store sales in the Company’s gift segment, Things Remembered, increased 1.6% in the fourth quarter and 3.7% for the fiscal year.

     Larry Pollock, President and CEO, commented, “For the year, Cole National increased same store sales at Cole Vision despite an environment of increased competition and promotion in the optical retail industry. We also substantially improved results at Things Remembered. Moreover, fiscal 2003 ended on a positive note, with fourth quarter net income of $4.2 million and earnings per diluted share of $0.25. For the year as a whole, however, Cole National’s profitability was negatively impacted by a wide variety of unusual items, including expenses related to the retirement of the Company’s former chairman and chief executive officer, our proposed merger with Luxottica Group S.p.A., and the previously disclosed litigation in California. Profitability was also impacted by a reduction in gross margin rate in the optical segment, although this was partially offset by the operating improvements at Things Remembered. Pre-tax results for the year also include a non-cash compensation expense of $3.2 million relating to variable accounting for stock options.

     “Within Cole Licensed Brands, same store sales rose 5.4% at Sears Optical, 17.6% at Target Optical and 15.4% at BJ’s Optical during the fourth quarter. Overall, same store sales at Cole Licensed Brands increased

7.4% and the average spectacle transaction price rose 7.4% as a result of improved selling by store personnel and our focus on selling premium products and additional features such as non-glare coatings. For the year, Cole Licensed Brands’ same store sales rose 5.7% and the average spectacle transaction price increased 3.7%. In March 2004 we extended our agreement with Target Corporation through May 6, 2007 under modified terms. We are very pleased with the outcome of our discussions and look forward to continuing the relationship.

     “At Pearle Vision, same store sales at the U.S. company-owned stores increased 0.8% for the year, although they declined 1.3% in the fourth quarter. Same store sales for franchise stores decreased 0.3% and 0.8% for the year and the quarter, respectively. Consolidated Pearle Vision same store sales increased 0.2% for the year, but decreased 1.1% in the fourth quarter. The fourth quarter decreases were caused by lower customer traffic.

     “Despite these pressures, average spectacle transaction price increased 6.7% at Pearle Vision’s company owned-stores for the quarter and 4.3% for the year as a result of our increased focus on premium products. In the fourth quarter, almost 12% of all sales at the company-owned stores were charged to the new Pearle Vision Preferred Card, which gives us the opportunity to market directly to cardholders and provides extended payment terms to customers for up to six months at no cost.

     “Managed care revenue increased both in the fourth quarter and throughout 2003 due to the number of capitated plans sold to employers, health plans and associations. In addition, the laser vision correction services we offer our managed care customers improved in profitability. However, during the quarter, processing cost per claim increased, primarily due to changes required by the Health Insurance Portability and Accountability Act (HIPAA). Amortization of the Patriot claims management system also contributed to the increase. As previously announced, in 2003 we were very pleased to renew our relationship with AARP, for which we provide a vision program covering approximately 35 million members, and with AETNA, for which we provide vision care services for 13 million members.”

     Mr. Pollock continued, “At Things Remembered, same store sales increased 1.6% during the fourth quarter and 3.7% in 2003. The average transaction rose 7.3% and 7.6% for the quarter and the year, respectively. As we expected, Things Remembered’s loyalty program, which by year-end included 875,300 members, increased purchase frequency and made a very positive contribution to sales. Greater sales efforts by our store associates also strengthened results. Things Remembered’s direct business, which includes catalogs and the Internet, produced year-over-year increases in sales and earnings in the fourth quarter and the full year.”

Proposed Merger with Luxottica Group S.p.A.
     On January 26, 2004, the Company announced that it entered into a definitive merger agreement with Luxottica Group S.p.A. Under the agreement, Luxottica will acquire the Company in a merger, pursuant to which each outstanding share of the Company will be converted into the right to receive $22.50 per share in cash. The total purchase price, including all outstanding options and similar equity rights, is approximately $400 million. The merger is subject to the approval of the Company’s stockholders and the satisfaction of other customary conditions, including compliance with applicable antitrust clearance requirements.

     On February 27, 2004 the Company and Luxottica filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“the HSR Act”). On March 30, 2004, the Company and Luxottica jointly announced that they had received requests from the Federal Trade Commission (“FTC”) for additional information and documentary material with respect to the merger. Accordingly, the waiting period under the HSR Act has been extended until the 30th day after the date of substantial compliance with the request by both parties, unless earlier terminated by the FTC. The Company and Luxottica have agreed to use their best efforts to respond to the request as promptly as practicable. A Special Meeting of the Company’s stockholders to consider and vote upon the merger is scheduled for April 20, 2004. The transaction is currently expected to close in the second half of 2004.

Financial Results for Fourth Quarter
     Revenues for the fourth quarter of 2003 rose 4.9% to $309.4 million from $294.8 million as a result of the 3.5% same store sales increase in the Company’s vision and gift businesses and increased revenue from managed vision care programs.

     The overall gross margin rate for the fourth quarter was 62.0% compared to 62.9% last year. In the Company’s vision segment, the gross margin rate declined due to many factors, including the shift in revenue mix at Cole Managed Vision toward more funded programs and higher utilization within these funded programs; increased sales of higher cost premium lenses and frames; lower gross margin for contact lens sales; and higher obsolescence costs at Cole Licensed Brands. Things Remembered’s gross margin rate improved due to higher product margin and an increase in average sale per transaction. The fourth quarter personalization sales were equal to last year’s level. This was a change in trend from the previous nine months of 2003, when personalization sales were declining.

     Operating expenses as a percent of sales in the fourth quarter was 58.2% compared to 59.7% last year. The improvement resulted from lower non-store expenses in both Things Remembered and Cole Licensed Brands; strong store level expense controls in both Things Remembered and Pearle Vision; and a reduction in unusual charges in 2003 compared to the prior year’s fourth quarter.

     Net income per diluted share for the fourth quarter was $.25 compared to $.10 per share last year. The improvement was a result of increased operating earnings at Things Remembered combined with a lower tax rate somewhat offset by a decrease in operating earnings in the vision segment and higher net interest expense as a result of reduced foreign currency gains.

Financial Results for Fiscal Year 2003
     Revenue for fiscal year 2003 was $1,201.8 million compared to last year’s $1,148.1 million. The improvement was primarily as a result of same stores sales increases of 3.8% and 3.7% in the Company’s vision and gift segments, respectively, and of increased revenues from managed vision care programs.

     Gross margin as a percent of sales for fiscal 2003 was 62.7% compared to 64.1% in fiscal 2002. Both the vision and gift segments experienced decreases in gross margin. The vision segment was impacted by the same trends that affected the fourth quarter. Things Remembered was impacted by lower levels of personalization sales for the year as a whole.

     Operating expenses as a percent of sales for fiscal 2003 were 62.2% compared to 61.7% in fiscal 2002. The increase resulted from $26.8 million of unusual expenses, detailed in the Company’s Form 10-K filing, although these were somewhat offset by improved operating leverage in both the vision and gift segments and by increases in same store sales and good expense control.

     The $3.2 million compensation expense relating to stock options resulted from the utilization of a provision in the Company’s option plans permitting option holders to exercise options on a non-cash basis and receive a number of shares from the Company equal only to the net value of the options in excess of the exercise price. Prior to fiscal 2003, the Company appropriately accounted for such options on a fixed basis based on a presumption that this provision would not be utilized, as evidenced by the Company’s historical experience. The utilization of this provision by option holders requires the Company to use variable accounting for all its outstanding vested options under these option plans beginning with the third quarter of fiscal year 2003. Accordingly, the $3.2 million non-cash compensation expense represents the net value, or spread, of all such vested options based upon the Company’s stock price at the end of the fiscal year. The Company has filed a Form 10-Q/A for the third quarter of fiscal 2003 to reflect this change.

     For fiscal 2003, the Company reported a loss of $0.65 per diluted share compared to last year’s loss of $0.32 per diluted share. The loss was primarily the result of the incurrence of unusual charges; a decrease in operating results in the vision segment; and a lower tax benefit as compared to last year. The decrease was somewhat offset by improved operating income from Things Remembered. Last year’s results included an extraordinary loss on the early extinguishment of debt, net of related tax benefit, of $7.2 million, representing the payment of premiums and other costs of retiring notes and the write-off of unamortized discount and deferred financing fees.

Non-GAAP Financial Measure
     As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure of performance at stores open at least 12 months, which includes deferred warranty sales on a cash basis and undelivered customer orders, and does not reflect provisions for returns, remakes, and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company’s reports. A reconciliation of same store sales to revenue is set forth in Schedule II.

Certain Operating and Expense Trends

     Same store sales in the Company’s vision segment experienced strong double-digit increases during the first two months of the 2004 fiscal year compared to the same period in fiscal 2003. The performance within the segment was varied, with Cole Licensed Brands posting strong double-digit results and Pearle Vision’s company-owned stores posting low single-digit increases. Things Remembered generated same store sales increases in the high single-digits. There is no assurance that these same store sales trends will continue for the remainder of the first quarter of fiscal 2004.

     As a result of the new agreement with Target Corporation, the Company closed 25 stores in the first quarter of fiscal 2004 and will incur a charge of $2.2 million related to store closing costs.

     Costs associated with the California litigation, the merger agreement with Luxottica, and the SEC investigation are expected to continue in 2004. However, many of the unallocated corporate expenses, such as the costs related to the retirement of the former chief executive officer, shareholder settlement and restatement audit fees, are not expected to recur. In addition, the Company expects that compensation expense relating to variable accounting of stock options will be substantially reduced in 2004. The Company expects its profit performance to improve in fiscal 2004 as a result of revenue growth, expense controls and the non-recurrence or reduction of the aforementioned unallocated corporate expenses.

Conference Call Information
     Cole National’s management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and fiscal year 2003 results. Investors and interested parties may listen to the call via www.colenational.com and www.streetevents.com.

About Cole National
     Cole National Corporation’s vision business, together with Pearle franchisees, has 2,197 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole’s personalized gift business, Things Remembered, serves customers through 728 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,487 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

Forward Looking Statement
     The Company’s expectations and beliefs concerning the future contained in this document and the Form 10-K are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company’s operating results, liquidity and financial condition, such as risks associated with potential adverse consequences of the restatement of the Company’s financial statements, including those resulting from litigation or government investigations; risks that the merger with Luxottica will not be completed, including risks that stockholder approval may not be obtained, or that legislative or regulatory developments could have the effect of delaying or preventing the merger; uncertainty as to timing of obtaining regulatory approvals; changes arising out of or relating to the announcement of the merger agreement; restrictions or curtailment of the Company’s credit facility and other credit situations; costs and other effects associated with the California litigation; changes in the Company’s stock price; the timing and achievement of improvements in the operations of the optical business; the results of Things Remembered, which is highly dependent on the fourth quarter holiday season; the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations; the actual utilization of Cole Managed Vision funded eyewear programs; the success of new store openings and the rate at which new stores achieve profitability; the timing and costs associated with closing stores; the Company’s ability to select, stock and price merchandise attractive to customers; success of systems development and integration; costs and other effects associated with litigation; competition in the optical industry; integration of acquired businesses; economic and weather factors affecting consumer spending; operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods; the Company’s relationships with host stores, managed vision care clients and franchisees; the mix of goods sold, pricing and other competitive factors; and the seasonality of the Company’s business. The Company does not assume any obligation to update the forward looking statements in this press release.

Schedule I
Fourth Quarter and Year Ended
Results of Operations
(in thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003
	Unaudited
Net revenues	$309,358	$294,787	$1,201,773	$1,148,119
Cost of revenues	117,477	109,470	448,813	412,253
Operating expenses	180,104	176,112	746,959	708,869

Total costs and expenses	297,581	285,582	1,195,772	1,121,122
Operating income	11,777	9,205	6,001	26,997
Interest expense	6,348	6,450	25,496	26,835
Interest and other (income) expense, net	(1,754)	(2,581)	(5,940)	(6,826)
(Gain) loss on early extinguishment of debt	—	—	(15)	11,141

Income (loss) before income taxes	7,183	5,336	(13,540)	(4,153)
Income tax (benefit) provision	2,945	3,738	(2,857)	996

Net income (loss)	$4,238	$1,598	$(10,683)	$(5,149)

Earnings (loss) per common share
Basic	$0.25	$0.10	$(0.65)	$(0.32)
Diluted	$0.25	$0.10	$(0.65)	$(0.32)

Weighted average shares
Basic	16,708	16,277	16,446	16,223
Diluted	17,216	16,466	16,446	16,223

Financial Position
(in thousands)

	January 31,	February 1,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$59,184	$42,002
Accounts and notes receivable, net	57,884	59,660
Inventories	120,927	120,642
Prepaid expenses and other current assets	59,868	55,601

Total current assets	297,863	277,905
Property and equipment, net	118,402	121,008
Intangible and other non-current assets, net	228,235	245,435

Total assets	$644,500	$644,348

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,608	$232
Accounts payable	61,180	67,581
Accrued liabilities and other	108,166	105,569
Deferred revenue	41,122	38,014

Total current liabilities	216,076	211,396
Long-term debt, net of current portion	284,229	286,553
Other long-term liabilities	37,979	41,587
Deferred revenue, long-term	12,129	11,559
Stockholders’ equity	94,087	93,253

Total liabilities and stockholders’ equity	$644,500	$644,348

Certain prior year amounts in the statements above have been reclassified to conform with the current year’s presentation.

Schedule II
Same Store Sales Reconciliation
($ in thousands)

	52 Weeks	52 Weeks
	Ended	Ended
	January 31,	February 1,
	2004	2003
Current year same store sales	$1,041,574	$993,776
Prior year same store sales	1,004,133	976,291
Percent change	3.7%	1.8%
Current year same store sales	$1,041,574	$993,776

Adjustment for:
Sales at new and closed stores	15,261	30,185
Deferred revenue	(3,678)	(2,701)
Order vs. customer receipt	24	(478)
Returns, remakes and refunds	46	(1,183)
Other	325	(37)

Store sales	1,053,552	1,019,562
Nonstore revenues	178,517	157,042
Intercompany eliminations	(30,296)	(28,485)

GAAP Basis Net Revenue	$1,201,773	$1,148,119

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